Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2024 THIRD QUARTER RESULTS

EL SEGUNDO, Calif., October 29, 2024 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2024 third quarter ended September 29, 2024.

“Our third quarter performance reflected the impact of ongoing economic pressures on consumer discretionary spending,” commented Steven G. Miller, Chairman, President and CEO. “Despite these challenges, we’re encouraged by the fact that we have seen sequential improvement in same store sales each quarter this year and we continue to see that trend early in the fourth quarter as well. With this positive trajectory in our sales and our enhanced promotional plans and product assortment, we are optimistic about the potential of the approaching holiday season. That said, we are mindful of how inflation continues to strain consumers’ budgets and of the multitude of distractions that are impacting consumer purchasing decisions in the near-term. Throughout this prolonged period of uncertainty, we have been steadfast in our commitment to inventory management and cost control, which we believe has fortified our ability to navigate ongoing market conditions while creating opportunities to capitalize on any favorable macroeconomic shifts.”

Net sales for the fiscal 2024 third quarter were $220.6 million, compared to net sales of $239.9 million for the third quarter of fiscal 2023. Same store sales decreased 7.5% for the third quarter of fiscal 2024, compared to the third quarter of fiscal 2023.

Gross profit for the fiscal 2024 third quarter was $64.2 million, compared to $79.6 million in the third quarter of the prior year. The Company’s gross profit margin was 29.1% in the fiscal 2024 third quarter versus 33.2% in the third quarter of the prior year. The decrease in gross profit margin compared with the prior year primarily reflected lower merchandise margins, which declined 119 basis points year-over-year, along with higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales in the third quarter of fiscal 2024.

Overall selling and administrative expense for the quarter decreased by $1.6 million from the prior year, primarily reflecting lower legal expense and reduced performance-based incentive accruals. As a percentage of net sales, selling and administrative expense was 34.0% in the fiscal 2024 third quarter, compared to 31.9% in the fiscal 2023 third quarter due to the lower sales base.

Net loss for the third quarter of fiscal 2024 was $29.9 million, or $1.36 per basic share, and included a non-cash charge for the establishment of a valuation allowance related to deferred tax assets of $21.8 million, or $0.99 per basic share, as well as a non-cash store asset impairment charge of $0.7 million, or $0.03 per basic share. This compares to net income of $1.9 million, or $0.08 per diluted share in the third quarter of fiscal 2023.

For the 39-week period ended September 29, 2024, net sales were $613.8 million compared to net sales of $688.4 million in the first 39 weeks of last year. Same store sales decreased 10.2% in the first nine months of fiscal 2024 versus the comparable period last year. Net loss for the first 39 weeks of fiscal 2024 was $48.2 million, or $2.20 per basic share, including the non-cash charges discussed above. This compares to net income for the first 39 weeks of fiscal 2023 of $1.8 million, or $0.08 per diluted share.

Adjusted EBITDA was a negative $5.1 million for the third quarter of fiscal 2024, compared to a positive $7.4 million in the prior year period. For the 39-week period ended September 29, 2024, Adjusted EBITDA was a negative $20.3 million, compared to a positive $16.0 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2024 fiscal third quarter with no borrowings under its credit facility and a cash balance of $4.0 million. This compares to no borrowings under the Company’s credit facility and $17.9 million of cash as of the end of the 2023 fiscal third quarter. Merchandise inventories as of the end of the third quarter decreased by 8.7% compared to the prior year period, reflecting the Company’s efforts to manage inventory levels relative to sales.

Fourth Quarter Guidance

For the fiscal 2024 fourth quarter, the Company expects same store sales in the range of positive low single digits to negative low single digits compared to the fiscal 2023 fourth quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the fourth quarter. Guidance also anticipates that the Company will benefit from winter weather normalizing relative to last year when our winter product sales were down nearly 40% over the prior year period, as extraordinarily unfavorable winter weather conditions across the Company’s markets weighed heavily on the category’s performance. In connection with the Company’s establishment of a valuation allowance in the fiscal 2024 third quarter related to deferred tax assets, the Company does not anticipate realizing any income tax benefit in the fiscal 2024 fourth quarter, which will result in a tax provision of approximately zero for the quarter. On this basis, the Company expects fiscal 2024 fourth quarter net loss per basic share in the range of $0.80 to $1.05. For prior period comparison purposes, assuming an estimated effective tax rate of 26.3%, the Company expects fiscal 2024 fourth quarter adjusted net loss per basic share in the range of $0.59 to $0.77, which compares to fiscal 2023 fourth quarter net loss per basic share of $0.41, which was not impacted by the deferred tax asset valuation allowance.

Store Openings

The Company currently has 423 stores in operation, reflecting six store closures in the 2024 first quarter, two store closures in the 2024 third quarter, and two store closures in the 2024 fourth quarter to date as part of the Company’s ongoing efforts to optimize its store base, as well as one store opening in the 2024 second quarter, one store opening in the 2024 third quarter, and one store opening in the 2024 fourth quarter to date. During the remainder of fiscal 2024, the Company expects to close approximately one additional store.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, October 29, 2024. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, November 5, 2024, by calling (844) 512-2921 to access the playback; the passcode is 13749066.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 423 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine and the Middle East, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets, our ability to reverse valuation allowances on deferred tax assets, and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that

Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

		13 Weeks Ended		39 Weeks Ended
		Sept. 29, 2024	Oct. 1, 2023	Sept. 29, 2024	Oct. 1, 2023
		(In Thousands)
GAAP net (loss) income (as reported)	$	(29,901)	$1,858	$(48,191)	$1,769
+ Interest expense (income) (as reported)		187	(95)	392	(265)
+ Income tax expense (as reported)		18,886	1,220	12,487	987
+ Depreciation and amortization (as reported)		5,058	4,524	14,343	13,665

EBITDA	$	(5,770)	$7,507	$(20,969)	$16,156

+ Store asset impairment		663	—	663	—
- Extinguishment of certain real estate-related liabilities		—	(1,638)	—	(1,638)
+ Legal settlement provision		—	1,500	—	1,500

Adjusted EBITDA	$	(5,107)	$7,369	$(20,306)	$16,018

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$3,991	$9,201
Accounts receivable, net of allowances of $64 and $48, respectively	9,644	9,163
Merchandise inventories, net	265,984	275,759
Prepaid expenses	9,235	16,052

Total current assets	288,854	310,175

Operating lease right-of-use assets, net	260,572	253,615
Property and equipment, net	54,081	58,595
Deferred income taxes	—	13,427
Other assets, net of accumulated amortization of $2,807 and $1,954, respectively	8,307	8,871

Total assets	$611,814	$644,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,395	$55,201
Accrued expenses	60,260	61,283
Current portion of operating lease liabilities	69,939	70,372
Current portion of finance lease liabilities	3,758	3,843

Total current liabilities	198,352	190,699

Operating lease liabilities, less current portion	202,049	191,178
Finance lease liabilities, less current portion	9,462	11,856
Other long-term liabilities	6,129	6,536

Total liabilities	415,992	400,269

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 27,007,055 and 26,747,617 shares, respectively; outstanding 22,699,800 and 22,440,362 shares, respectively	269	267
Additional paid-in capital	130,553	128,737
Retained earnings	119,257	169,667
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	195,822	244,414

Total liabilities and stockholders’ equity	$611,814	$644,683

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29, 2024	October 1, 2023	September 29, 2024	October 1, 2023
Net sales	$220,598	$239,889	$613,849	$688,395
Cost of sales	156,387	160,331	430,516	461,790

Gross profit	64,211	79,558	183,333	226,605
Selling and administrative expense	75,039	76,575	218,645	224,114

Operating (loss) income	(10,828)	2,983	(35,312)	2,491
Interest expense (income)	187	(95)	392	(265)

(Loss) income before income taxes	(11,015)	3,078	(35,704)	2,756
Income tax expense	18,886	1,220	12,487	987

Net (loss) income	$(29,901)	$1,858	$(48,191)	$1,769

(Loss) earnings per share:
Basic	$(1.36)	$0.09	$(2.20)	$0.08

Diluted	$(1.36)	$0.08	$(2.20)	$0.08

Weighted-average shares of common stock outstanding:
Basic	22,000	21,801	21,929	21,731

Diluted	22,000	22,045	21,929	22,003